CIRCON CORPORATION
                           6500 Hollister Avenue
                         Santa Barbara, California

                  Notice of Annual Meeting of Shareholders
                                June 1, 1995

     You are cordially invited to attend the Annual Meeting of Shareholders of Circon Corporation, which will be held on Thursday, June 1, 1995, at 2:00 p.m., California time at Four Seasons Biltmore Hotel, 1260 Channel Drive, Santa Barbara, California, for the following purposes:

      1.  To elect one Director.

      2. To vote upon a proposal to amend the Circon Corporation 1993 Stock Option Plan to increase the number of shares authorized for issuance under the provisions ofthe Plan
         (1,000,000 shares).

     3.   To vote upon a proposal to approve the Circon
          Corporation 1995 Directors Stock Option Plan (200,000 shares).

     4.   To vote upon a proposal to amend the Company's
          Certificate of Incorporation to require all shareholder action be taken at a Shareholders Meeting.

     5. To vote upon a shareholder proposal to recommend that the Board of Directors declare a dividend.

     6.   To ratify the selection of independent auditors.

     7. To transact such other business as may properly come before the meeting.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

     Shareholders of record at the close of business on April 4, 1995, are entitled to vote at the Annual Meeting and any adjournment thereof.

                              By Order of the Board of Directors,



April 26, 1995                Daniel J. Meaney, Jr.
                              Vice President and Secretary




                                 IMPORTANT
     To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you returned a proxy.


                             CIRCON CORPORATION
                           6500 Hollister Avenue
                      Santa Barbara, California 93117

                          __________________________

                               PROXY STATEMENT
                          __________________________

                        Annual Meeting of Shareholders

                           To be Held June 1, 1995



                  INFORMATION CONCERNING PROXY SOLICITATION

     This proxy statement and accompanying proxy are being furnished to shareholders of Circon Corporation (the "Company") on or about April 26, 1995, in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at Four Seasons Biltmore Hotel, 1260 Channel Drive, Santa Barbara, California, on Thursday, June 1, 1995, at 2:00 p.m.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is exercised. Proxies may be revoked by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

     All expenses incurred in connection with this solicitation, including postage, printing, handling, and all the actual expenses incurred by custodians, nominees, and fiduciaries in forwarding proxy materials to beneficial owners, will be paid by Circon Corporation. In addition to solicitation by mail, certain officers, directors, and regular employees of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, facsimile or personal communication.

     The Board of Directors has fixed the close of business of April 4, 1995, as the record date (the "Record Date") for the determination of shareholders entitled to vote at the Annual Meeting. As of the Record Date, there were outstanding 7,970,703 shares of Common Stock.

                           QUORUM AND VOTING RIGHTS

     A majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. For purposes of determining a quorum, shares represented by all valid proxies received will be counted, including proxies that contain instructions to abstain as to certain votes and proxies filed by brokers or others indicating that their voting authority does not extend to all agenda items ("broker non-votes"). In accordance with Delaware law, on each agenda item, broker non-votes will be disregarded and abstentions will be treated as negative votes.

     Holders of Common Stock are entitled to one vote for each share held as of the Record Date, except that cumulative voting will apply in the election of Directors if any shareholder properly notifies the Company of an intention to vote cumulatively at the Annual Meeting. Such notice, to be effective, must be received in writing by the Secretary of the Company not less than 35 days before the Annual Meeting and must provide certain information prescribed by the Company's Bylaws. A copy of the pertinent Bylaw can be obtained from the Secretary of the Company at its offices in Santa Barbara. In the election of Directors under cumulative voting, each shareholder is entitled to the number of votes to which such shareholder's shares would normally be entitled, multiplied by the number of Directors to be elected. A shareholder may then cast all of such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose (up to the number of Directors to be elected).

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information as of February 28, 1995, except as otherwise indicated, regarding shares of Common Stock of the Company owned of record or known to the Company to be owned beneficially by each director, each executive officer, each beneficial owner of more than 5% of the Company's Common Stock, and all directors and executive officers as a group.


                                  Shares
                                 Beneficially                   Percent
Name                              Owned(1)                     of Class

Richard A. Auhll                  1,517,579                     18.6%
6500 Hollister Avenue
Santa Barbara, CA 93117

State of Wisconsin Investment Board
P.O. BOX 7842
Wisconsin 53707                    650,000(2)                    8.0%


Rudolf R. Schulte                  406,412                       5.0%
2927 De La Vina Street, Suite C
Santa Barbara, CA 93105

R. Bruce Thompson                    33,346                       *

Harold R. Frank                      32,990                       *

Winton L. Berci                      21,200                       *

Paul W. Hartloff, Jr.                18,143                       *

John F. Blokker                      17,143                       *

Frank D. D Amelio                    15,000                       *

Daniel J. Meaney, Jr.                10,500                       *

David P. Zielinski                    7,200                       *

All directors and executive officers
 as a group (10 persons)          2,079,513                     25.5%

____________________________
*    Less than 1%

(1) To the Company s best knowledge, the beneficial owners named in the table have sole voting and investment power with respect to the shares. Shares beneficially owned include shares issuable upon exercise of any outstanding options or warrants outstanding that may be exercised currently or within 60 days of the stated reference date.

(2) Information is given as of December 31, 1994, and is based on a Schedule 13G filed by this shareholder.

                               PROPOSAL NO.  1
                            ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes. The term of one of the three classes expires each year. The term of the Class I Directors expires in 1997 and each third year thereafter, the term of the Class II Director expires in 1995 and each third year thereafter, and the term of the Class III Directors expires in 1996 and each third year thereafter. If any Director who was elected while serving as an officer ceases to be an officer during that Directors' term, such Director's term will expire at the next subsequent annual meeting of Shareholders.

     One Class II Director will be elected at the 1995 Annual Meeting. The Board of Directors has nominated Rudolf R. Schulte who is currently serving as a Class II Director. Unless otherwise specified, proxies will be voted for the election of this nominee. The Board's nominee has agreed to serve if elected, but in the event that the nominee is not available to serve, the proxy holders will vote for the election of such other person as the Board may direct.

     The following persons are currently serving on the Board of Directors of the Company:


Name                          Principal   Occupation             CLASS       Age      Director
                                                                                         Since


Richard A. Auhll    Chairman of the Board, President, and
                    Chief Executive Officer of the Company          I         53        1969


John F. Blokker      Chairman of the Board and Chief
                     Executive Officer, Luxcom, Inc.               III        65        1991


Harold R. Frank      Chairman of the Board, Applied
                     Magnetics Corporation                         III        70        1984


Paul W. Hartloff, Jr. Partner, law firm of Schramm &
                      Raddue                                         I        61        1991


Rudolf R. Schulte    Chairman of the Board,
                     Pudenz-Schulte Medical
                     Research Corporation                           II        63        1977


     Mr. Auhll has been the Chairman of the Board of Directors, President and Chief Executive Officer of the Company since 1969. Mr. Auhll has a Bachelor of Science degree in Engineering from the University of Michigan, a Master of Science degree in Engineering from Stanford University, and a Master of Business Administration degree from Harvard University. Prior to 1969, Mr. Auhll held positions with United Technologies Corporation and was a management
consultant.   He is past Chairman of the Board of Directors of
Seton School for Developmentally Disabled Children. Mr. Auhll is a member of the Board of Trustees of the University of California at Santa Barbara Foundation.

     Mr. Blokker is Chairman of the Board and Chief Executive Officer of Luxcom, Inc. He was a general partner of Hambrecht & Quist Venture Partners, an investment banking firm, from February 1985 to February 1988. Prior to 1985, he served for twenty-seven years in various executive and management positions including Vice President, General Manager with Hewlett-Packard Company, a manufacturer of computers and electronic test and measurement instruments. He is a member of the Boards of Directors of Mid-Peninsula Bank of Palo Alto and Whittier Trust Company.

     Mr. Frank founded Applied Magnetics Corporation, a magnetic head manufacturer, and has served as Chairman of its Board of Directors since its inception. Mr. Frank also currently serves on the Boards of Directors of Trust Company of the West, La Cumbre Savings Bank, and as Chairman of the Board of Key Technology, Inc. Mr. Frank has also served as Chairman of the American Electronics Association.

     Mr. Hartloff is a senior partner of the law firm of Schramm & Raddue. He has been a partner in that firm since 1964. He serves as a member of the Board of Directors and Secretary of Selvac
Corporation.  Mr. Hartloff served as  Secretary of Circon
Corporation from 1977 until 1988.

     Mr. Schulte was a founder of Heyer-Schulte Corporation and served as President and Chairman of its Board of Directors from 1963 until it was acquired by American Hospital Supply Corporation in 1974. Mr. Schulte has been anindependent investor since 1974 and since 1978 has served as Chairman of the Board of Directors of Pudenz-Schulte Medical Research Corporation, a manufacturer of medical products.

Board Meetings and Committees

     During 1994 the Board of Directors met four times.  All
directors attended    100% of the meetings of the Board of
Directors and of the committees on which they served in 1994.

     The Company has an Audit Committee and a Compensation
Committee. The function that would be performed by a nominating committee is performed by the Board of Directors as a whole.

     The Audit Committee, which consists of directors Blokker, Hartloff and Frank held one meeting in 1994. The Audit Committee recommends engagement of the Company's independent auditors, approves the services performed by the Company's independent auditors and reviews the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee, which consists of directors Auhll, Frank and Schulte, held one meeting in 1994. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, bonus plans and equity incentive plans. The Compensation Committee also administers the Company's stock option plans.

Board Compensation

     Directors, other than officers of the Company, receive a retainer fee of $2,500 annually for service on the Board, including service on any Board Committees. These directors also receive a fee of $500 for each Board and committee meeting attended and reimbursement for expenses incurred in connection with attendance at Board and committee meetings.

                                PROPOSAL NO. 2

                           APPROVAL OF AMENDMENT TO
                            1993 STOCK OPTION PLAN


     The 1993 Stock Option Plan (the "1993 Option Plan") was adopted by the Board of Directors and approved by the shareholders in May 1993. A total of 1,000,000 shares of Common Stock was reserved for issuance when the 1993 Option Plan was adopted. The 1993 Option Plan provides for the granting to employees (including employee directors and officers) of the Company of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting of nonstatutory stock options to employees and consultants of the Company.

Proposal

     In April 1995, the Board of Directors approved an amendment to the 1993 Option Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 additional shares. At the Annual Meeting, the shareholders are being requested to approve this amendment.

Recommendation of the Board of Directors

     As of March 31, 1995, options to purchase 618,174 shares were outstanding under the 1993 Option Plan and 381,826 shares remained available for future grants. In 1994, the Company granted an unusually large number of stock options, including many that replaced expiring stock options that had been granted in 1987 in connection with the Company's acquisition of ACMI. That acquisition increased the number of the Company's employees by approximately 435%. Based on current plans, the Company does not anticipate that stock options to be granted in 1995 will approach the levels granted in 1994, or that they will use up the approximately 381,826 shares remaining available under the 1993 Option Plan. However, the Company is growing and the additional shares authorized by the Amendment will provide increased flexibility to the Board of Directors for the future. The Company believes that stock options motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of the Company. Moreover, stock options appreciate in value only if the market price of the Common Stock appreciates, which means that the incentive of employee option holders coincides with the interests of the shareholders.
 The Company believes that grants of stock options are of great value in recruiting and retaining highly qualified management, technical and other key personnel who are in great demand. The ability to grant options will be important to the future success of the Company by allowing it to remain competitive in attracting and retaining such key personnel.

     The Board of Directors recommends that the shareholders vote FOR approval of the proposed amendment to the 1993 Option Plan.

     Approval of the proposed amendment to the 1993 Option Plan will require the affirmative vote of holders of a majority of the shares of Common Stock represented and entitled to vote on this proposal at the Annual Meeting.

Summary of the 1993 Option Plan

     Certain features of the 1993 Option Plan are outlined below.

     Administration. The 1993 Option Plan is administered by a committee of the Company's Board of Directors (the "Committee"), except that the Chief Executive Officer is authorized to grant options to any employee who is not an officer or director of the Company. The interpretation and construction of any provision of the 1993 Option Plan is within the sole discretion of the Committee, whose determination is final and conclusive. Members of the Committee receive no additional compensation for their services in connection with the administration of the 1993 Option Plan.

     Eligibility. The 1993 Option Plan provides that options may be granted to employees (including officers) and consultants of the Company and its subsidiaries, provided that incentive stock options may be granted only to employees (including officers). The Committee or the Chief Executive Officer, as authorized by the Board of Directors and within specified limits, selects the optionees and determines the number of shares to be subject to each option. In making such determination, there is taken into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company, the anticipated number of years of future service of the optionee and other relevant factors. As of March 31, 1995, there were approximately 200 persons eligible to participate in the 1993 Option Plan. The
1993 Option Plan does not provide for a maximum number of shares of Common Stock which may be granted under options to any employee or consultant.

     Terms of Options. Each option granted under the 1993 Option Plan is evidenced by a written stock option agreement between the Company and the optionee. In general, an option becomes exercisable in increments during its term, as determined by the Committee on the date of grant. Options may have a maximum term of ten years from the date of grant. The current form of option agreement provides for a ten year term. No option may be exercised after the expiration of its term.

     The exercise price of options granted under the 1993 Option Plan is determined by the Committee but, in the case of incentive stock options, may not be less than 100% of the market value of the Common Stock on the date the option is granted, and in the case of other options, may not be less than 85% of such market value. On March 31, 1995, the market price of the Company's Common Stock was $19.50. Depending on the terms of the particular option, payment for shares issued upon exercise may consist of cash, check, personal promissory note or the surrender of shares owned by the optionee, or such other lawful payment determined by the Committee.

     If an optionee's employment or consulting relationship with the Company terminates for any reason, the option shall be exercisable within such period of time as is determined by the Committee to the extent that such option rights were exercisable on the date of termination, and thereafter the option shall terminate. An option is not transferable by the optionee, other than by will or the laws of descent and distribution.

     The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1993 Option Plan as may be determined by the Committee. The Committee may, with the consent of any optionee, cancel or amend the terms (including price) of any outstanding option.

     In the event of changes in the Common Stock by reason of dividends paid in stock, stock splits, reclassifications, recapitalizations, mergers, consolidations, reorganizations or liquidations, the Committee shall make such adjustments in the option price and the number and class of shares subject to the option under the 1993 Option Plan as it shall deem appropriate. Such adjustment or modification shall be binding and conclusive.
In the event of a proposed dissolution or liquidation of the Company, the option will terminate immediately prior to the consummation of any such proposed action unless otherwise provided by the Board of Directors. In the event of any merger of the Company or any acquisition of all or substantially all of its assets or stock, or any liquidation of the Company, the Committee shall have the power to make arrangements which shall be binding upon the holders of unexpired option rights for the substitution of new options for any unexpired options then outstanding under the 1993 Option Plan or for the assumption by the Company's successor of any such unexpired options or for the acceleration of the expiration date of options.

     Amendment and Termination. The Board of Directors may at any time amend or terminate the 1993 Option Plan. To the extent necessary to comply with rules promulgated under Section 16 of the Securities Exchange Act of 1934 or to comply with Sections 421 and 422 of the Internal Revenue Code and any regulations thereunder, any amendment made to the 1993 Option Plan will require approval of the shareholders of the Company.

     Federal Income Tax Information.  Options granted under the
1993 Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory stock options.

     An optionee who is granted an incentive stock option will not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer or director of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

     All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time of granting of a nonstatutory stock option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company.
Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory stock option.

     The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1993 Option Plan. It does not purport to be complete, and it does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

     Participation in the 1993 Option Plan. The following table sets forth information with respect to options granted under the 1993 Option Plan during the fiscal year ended December 31, 1994 to
(i) each of the officers named in the Summary Compensation Table,
(ii) all executive officers as a group, and (iii) all other employees (excluding executive officers) as a group:


Name                             Position                  Shares Subject to
                                                            Options Granted

Richard A.  Auhll   Chairman of the Board, President, and
                    Chief Executive Officer of the  Company         *


R.Bruce Thompson    Executive Vice President, Chief Financial
                    Officer                                      20,000


Frank D. D'Amelio   Vice President, Chief Manufacturing
                    Officer                                      23,750

David P. Zielinski  Vice President, General Manager, ACMI
                    Division                                     23,750


Winton L. Berci     Vice President, Marketing and Sales          20,000


All executive officers as a group
(6 persons)                                                     107,500


All other employees (excluding
executive officers) as a group                                  484,246

                                PROPOSAL NO. 3

                 APPROVAL OF 1995 DIRECTORS STOCK OPTION PLAN

     The 1995 Directors Stock Option Plan (the "1995 Directors Plan") was adopted by the Board of Directors in April 1995. A total of 200,000 shares is reserved under the 1995 Directors Plan for issuance to directors who are not employees of the Company. The 1995 Directors Plan is substantially similar to the 1984 Directors Stock Option Plan (the "1984 Directors Plan"), which expired in 1994.

Proposal

     At the Annual Meeting, the shareholders are being requested to approve the 1995 Directors Plan. Approval will require the affirmative vote of holders of a majority of the shares of Common Stock represented and entitled to vote on this proposal at the Annual Meeting.

Recommendation of the Board of Directors

     The Board of Directors believes that grants of stock options have been critically important in recruiting, retaining and motivating non-employee directors. The Company s relatively modest cash compensation of non-employee directors (see "Election of Directors - Board Compensation") is not considered sufficient alone to obtain the services of non-employee directors of the caliber and experience needed for the Company s Board of Directors. The Company s executive officers believe that the independent judgement of the non-employee directors provides a valuable resource to the Company. In addition, the increased responsibilities of directors of publicly held corporations has increased the difficulty of recruiting outside directors. The Board of Directors believes that continuing the practice of granting stock options to outside directors will be a more effective method of compensation than increasing their cash compensation and will also make their financial incentives coincide with the interests of shareholders, because stock options only appreciate in value if the market value of the Common Stock increases.

     The practice under the recently expired 1984 Directors Plan was to make a significant initial grant to each director upon joining the Board of Directors, vesting over a period of seven years. Although the 1995 Directors Plan, like the 1984 Directors Plan, permits multiple options to be granted to a director and does not place a limit on the number of shares covered by each option, the Board of Directors expects the 1995 Directors Plan to be administered similarly to the 1984 Directors Plan.

     The Board of Directors recommends that the shareholders vote FOR approval of the 1995 Directors Plan.

Summary of the 1995 Directors Plan

     The key features of the 1995 Directors Plan are similar to those of the 1993 Option Plan described under Proposal No. 2, except as highlighted below.

     Administration. The administrative Committee consists of non-employee directors who received their option more than one year prior to service on the Committee and employee directors who are not eligible to receive an option under the 1995 Directors Plan.

     Eligibility. Only non-employee directors are eligible to receive stock options under the 1995 Directors Plan.

     Terms of Options.  Options granted under the 1984 Directors
Plan had terms of ten years and vested over seven years, a practice expected to be continued under the 1995 Directors Plan, although this is not mandated.

     Federal Income Tax Information. Only nonstatutory options can be granted under the 1995 Directors Plan.

                                PROPOSAL NO. 4

                   REQUIREMENT THAT  SHAREHOLDER  ACTION BE
       TAKEN AT A MEETING RATHER THAN BY WRITTEN CONSENTS

     The Company's Board of Directors has unanimously approved and recommends that the shareholders of the Company approve the addition of a new Article TWELFTH to the Certificate of Incorporation, which would require that all shareholder action be taken at shareholders' meetings, rather than by written consents.

     Under Delaware law, unless a corporation's certificate of incorporation provides otherwise, any action required or permitted to be taken by shareholders at a meeting may also be taken without a shareholder meeting and vote if written consents are signed by shareholders having sufficient voting power to take such action if a shareholder meeting were held and all shareholders were present. The Company's Certificate of Incorporation currently does not prohibit or restrict shareholder action by written consent. Proposed Article TWELFTH of the Certificate of Incorporation would prohibit shareholder action by written consents, thereby requiring all shareholder action to be taken at an annual meeting or special meeting of the shareholders, which under the Company's Certificate of Incorporation may be called only by the Board of Directors. The Board of Directors believes that the Company should provide all of its shareholders an opportunity to participate in a meeting where shareholder action is proposed to be taken, rather than have shareholder action effected by written consents without any meeting.

Advantages

     Eliminating shareholder action by written consent would ensure the Company's shareholders an opportunity to participate in proposed shareholder action through discussions and exchanges of views at shareholder meetings. Although persons who solicit written consents from more then ten shareholders would be required by the Federal proxy solicitation rules to provide shareholders with disclosures of the type made in a proxy statement, the action on which consents were solicited could be decided as soon as the requisite consents were obtained, without any requirement for a meeting at which shareholders could appear
and be heard by the other  shareholders.   In addition, the Board
of Directors might not have adequate time to respond appropriately to a surprise solicitation of written shareholder consents.

     The Board of Directors also believes that eliminating shareholder action by written consents may encourage persons seeking to acquire control of the Company to negotiate with the Board of Directors. This may enable the Board of Directors to evaluate any such proposals, determine whether they are in the best interests of the Company's shareholders at that time and, if appropriate, consider alternatives.

Disadvantages

     Eliminating shareholder action by written consent would preclude the proposed action until the next shareholder meeting, even if holders of a majority of the outstanding shares believed such action to be in their best interests, and could deter parties from seeking to take over the Company even at prices higher than prevailing market prices for the Common Stock.

The Board of Directors recommends a vote FOR Proposal No. 4.

     Adoption of Proposal No. 4 will require the affirmative vote of a majority of the outstanding shares of Common Stock.

Background

     The Board of Directors believes that eliminating the written consent procedure could in some circumstances hinder a party seeking to gain control of the Company without negotiation with the Board of Directors and could enhance the Board's ability to negotiate with such a party on behalf of the Company's
shareholders.   The existing Certificate of Incorporation has
certain provisions that may also discourage non-negotiated attempts to acquire control of the Company.

     Classified Board of Directors. There are three classes of directors, each of which is elected by the shareholders only once every three years. This arrangement makes it difficult for a person seeking control, even a person owning or having proxies to vote a majority of the outstanding shares, to effect a change in the majority of the Board of Directors until at least two annual meetings of shareholders have occurred. Directors are elected only at annual meetings.

     Board Control Over Size and Vacancies. The Board of Directors has sole authority to make changes in the authorized number of directors and to fill a vacancy on the Board of Directors.

     Board Control Over Timing of  Shareholder's  Meetings.  The
Board of Directors has sole authority to set the time of the annual meeting of shareholders and to call special meetings of shareholders.

     Removal of Directors. A provision of the Certificate of Incorporation restricts the right of shareholders to remove a director prior to the expiration of the director's term except for "cause" and then only upon approval of holders of a majority of the outstanding shares.

     Changes in Bylaws. The Board of Directors can adopt, amend or repeal Bylaws by action of a majority of the authorized number of
directors.   Shareholders  can make such changes in the Bylaws only
by the affirmative vote of the holders of at least two-thirds of the outstanding shares.

     Authorized Common and Preferred Stock. The Certificate of Incorporation authorizes the Board of Directors to issue up to 50,000,000 shares of Common Stock (of which 7,970,703 were issued and outstanding as of the Record Date) and 1,000,000 shares of Preferred Stock (of which no shares are issued and outstanding) having rights, preferences and privileges to be determined by the Board of Directors without further action by the shareholders.
The authorized Common or Preferred Stock could be issued for purposes, such as a private sale to a purchaser sympathetic with the Board of Directors or an issuance under a shareholders' rights plan, that could discourage any change of control not negotiated with the Board of Directors. Also, Preferred Stock that could be issued in the future might have terms that would effectively discourage such a non-negotiated change of control.

                                PROPOSAL NO. 5

                         SHAREHOLDER REQUEST THAT THE
                  BOARD OF DIRECTORS DECLARE A CASH DIVIDEND


     The following proposal has been presented by Cynthia Ann
Alexander, Trustee of Cynthia Ann Alexander Trust, 12320 W. 82d
Place, Lenexa, Kansas 66215, who is the owner of 600 shares of the Company's Common Stock:

          "WHEREAS, Circon realized $0.11 per share net earnings in the second quarter of 1994, and

          WHEREAS, Circon has no debt and $20.1 million in cash,

          NOW, THEREFORE, BE IT RESOLVED that the Board of
Directors be requested      to declare a cash dividend to the
holders of Circon Common Stock at the next meeting of the Board of Directors".

Recommendation of the Board of Directors

     Although the Company is operating profitably and has cash available more than sufficient to meet the immediate needs of its business, the Board of Directors has determined that the Company's cash reserves should be retained for future growth, including opportunities involving acquisitions of companies or products complementary to the Company's business. Accordingly, the Company has not paid dividends. This policy was reviewed and confirmed at a recent meeting of the Board of Directors, which intends to reconsider the dividend policy in the future on an annual basis, or more frequently if circumstances warrant.

     Under applicable state law, dividend policy is appropriately left to the discretion of the Board of Directors, whose members are elected by the shareholders to exercise sound judgment in deciding such matters based on more comprehensive information than is accessible to shareholders generally. Such information includes new business and product opportunities that could enhance the Company's growth rate, industry trends that could make advisable a cautious management of available cash, income tax considerations that could favor growth of capital over current distributions and dividend restrictions imposed or likely to be imposed by lenders.

     Proposal No. 5 requests the Board of Directors to declare a cash dividend at its next meeting. The Board of Directors believes that the shareholders should reject this proposal because the policy of not paying cash dividends was reviewed and confirmed at a recent meeting of the Board of Directors, which intends to reconsider the dividend policy in the future. Proposal No. 5 is a request that the Board of Directors change the dividend policy at its next meeting. The Board of Directors considers the request to be inappropriate under the circumstances and believes that the Directors, as elected fiduciaries of the shareholders, are in the best position to determine the Company's dividend policy.

The Board of Directors recommends a vote AGAINST Proposal No. 5.

     Approval of Proposal No. 5 will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.


PROPOSAL NO. 6
                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has appointed, subject to ratification by the shareholders, the firm of Arthur Andersen LLP , certified public accountants, to audit the consolidated financial statements of the Company and its subsidiary for the fiscal year ending December 31, 1995. Arthur Andersen LLP has served as independent certified public accountants of the Company since 1977. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to make a statement and to respond to appropriate questions. A majority of the shares represented at the meeting and entitled to vote on this proposal is required to ratify the
selection of Arthur Andersen  LLP  as independent auditors.      In
addition to Mr. Auhll, the following Executive Officers of the Company are elected by and serve at the discretion of the Board of Directors.

Name                         Position                 age     Officer
                                                               Since

Winton L.  Berci         Vice President, Marketing
                         and Sales                    39       1989


Frank D. D'Amelio       JrVice President, Chief
                        Manufacturing Officer         36       1989

Daniel J. Meaney, Jr.   Vice President, Secretary
                        and General Counsel           58       1988


R. Bruce  Thompson      Executive Vice President,
                        Chief Financial Officer       51       1982


David P.  Zielinski     Vice President, ACMI
                        Division General Manager      52       1994

     Winton Berci joined the Company as Vice President, Marketing and Sales, in 1989. Prior to joining Circon, he worked for fourteen years with Karl Storz Endoscopy America, Inc., a major Circon competitor. He held various positions with Karl Storz including Director of Marketing for six years. Mr. Berci has a Bachelor of Science degree in Mechanical Engineering from California State University.

     Frank D'Amelio was appointed Vice President, Chief
Manufacturing Officer in 1994, prior to which he was Vice
President, General Manager of the Video Division since 1993, and
Vice President, CIRCON ACMI Engineering and Quality Control, beginning in 1989. Prior to 1989, Mr. D'Amelio held various positions with the Company including Director of Quality Assurance. He joined ACMI in 1982. Mr. D'Amelio has a Bachelor's Degree in
Electrical Engineering from the University of Hartford.

     Daniel Meaney joined Circon as Vice President, Secretary and General Counsel, in 1988. Mr. Meaney is a registered patent attorney and prior to joining the Company, he engaged in the practice of law for 24 years including private practice, as former Secretary and General Counsel for Applied Magnetics Corporation, and as outside patent counsel for Circon. Mr. Meaney has a Bachelor of Electrical Engineering degree from the Institute of Technology, University of Minnesota, and a Juris Doctorate from William Mitchell College of Law, St. Paul, Minnesota.

     Bruce Thompson has been Executive Vice President and Chief Financial Officer since 1985, and Vice President since 1982. He joined the Company in 1977 as Controller. Prior to 1977, Mr. Thompson held positions with Heyer-Schulte Corporation, a subsidiary of American Hospital Supply Corporation, and Cutter Laboratories Inc. Mr. Thompson has a Bachelor of Arts degree in Economics from Stanford University, and a Master of Business Administration degree from the University of California at Los Angeles.

     David Zielinski was appointed Vice President, ACMI Division General Manager in 1994, prior to which he was Vice President of Manufacturing for Circon ACMI. Prior to 1986, Mr. Zielinski held various positions with the Company including Director of Manufacturing for ACMI. He joined ACMI in 1982. Prior to joining ACMI, Mr. Zielinski held various positions with General Electric. Mr. Zielinski has a Bachelor of Science degree in Electrical Engineering from University of Evansville and a Master of Arts degree in Business Administration from Union College.

  REMUNERATION OF OFFICERS

Compensation Tables

     Summary Compensation Table. The following table sets forth three years of compensation history for the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company as of the last completed fiscal year:

                   Annual Compensation (1)      Long-Term Compensation
                                                  Awards                                  Payouts

                                                    Other                   Securities
                                                    Annual      Restricted  Underlying   LTIP       All Other
Name and                                            Compen-       Stock      Options     Payouts     Compen-                  Compen
Principal Position  Year  Salary ($)    Bonus ($)  sation ($)     ($)         (#)          ($)     sation ($)


R. Auhll
  President and     1994   $237,930      $107,475      -            -         -            -        $10,210(2)
  Chairman of the   1993   $231,000       $24,000      -            -       40,000         -         $8,839
  Board             1992   $217,000       $85,560      -            -         -            -         $7,542


R.B. Thompson
  Executive Vice    1994   $140,080      $52,202       -            -       20,000         -         $3,977(3)
  President and     1993   $136,000      $12,000       -            -         -            -         $3,729
  Chief Financial   1992   $128,000      $39,798       -            -         -            -         $3,758
  Officer


F. D'Amelio
  Vice President    1994   $143,000      $48,310       -            -       23,750         -         $3,303(4)
  Chief Manufactur- 1993   $125,000       $9,000       -            -        4,879         -         $2,398
  ing Officer       1992   $108,000      $34,357       -            -         -            -           $943


D. Zielinski
  Vice President    1994   $136,000      $51,790       -            -       23,750         -         $3,559(5)
  ACMI Division     1993   $120,500      $20,038       -            -         -            -         $3,328
  General Manager   1992   $112,600      $38,973       -            -         -            -         $3,290

W. Berci
  Vice President    1994   $132,000      $36,073       -            -       20,000         -         $2,567(6)
  Marketing and     1993   $128,000      $15,000       -            -         -            -         $2,560
  Sales             1992   $122,700      $25,153       -            -         -            -         $2,393


(1) Includes amounts earned in fiscal year, whether or not deferred.
(2) Reflects $4,422 Company match of employee contributions to 401(k) plan and $5,788 premium on life insurance paid by the Company.
(3) Reflects $2,510 Company match of employee contributions to 401(k) plan and $1,467 premium on life insurance paid by the Company.
(4) Reflects $2,793 Company match of employee contributions to 401(k) plan and $510 premium on life insurance paid by the Company.
(5) Reflects $2,238 Company match of employee contributions to 401(k) plan and $1,321 premium on life insurance paid by the Company.
(6) Reflects $2,115 Company match of employee contributions to 401(k) plan and $452 premium on life insurance paid by the company.

     Option Grants in Last Fiscal Year. The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, stock options granted during 1994 and their potential realizable value. The Company has never granted stock appreciation rights (SARs).

                                                                     Potential Realized Value       Percentage of Total
                    Number of    % of Total                             at Assumed Annual Rate of  Increase at Assumed Annual
                    Securities    Options                               Stock Price Appreciation       Rate of Appreciation
                    Underlying   Granted to                               for Option Term                Stated Below
                      Options   Employees in     Exercise    Expiration ------------------------   --------------------------
Name                Granted(#)   Fiscal Year   Price ($/Sh)     Date        5%($)      10%($)           5%          10%


All Shareholders(1)     -            -               -           -     $46,294,218  $117,326,412       99.0%        99.0%

R. Auhll                -            -               -           -           -          -               -            -

R.B. Thompson       20,000(2)      3.4%            $9.25      8/9/04      $116,400      $295,000        0.2%         0.2%

F. D'Amelio         23,750(3)      4.0%            $9.25      8/9/04      $138,225      $350,313        0.3%         0.3%

D. Zielinski        23,750(2)      4.0%            $9.25      8/9/04      $138,225      $350,313        0.3%         0.3%

W. Berci            20,000(2)      3.4%            $9.25      8/9/04      $116,400      $295,000        0.2%         0.2%

(1) Total dollar gain on assumed annual rate of stock appreciation shown here and calculated on 7,954,333 shares outstanding as of December 31,1994, based on a ten year term.

(2) Options were granted on 8/10/94, at the closing price on that date and are exercisable cumulatively at an annual rate of 14.3% of the total shares granted beginning one year from date of grant for seven years. Options expire ten years from date of grant.

(3) Options were granted on 8/10/94, at the closing price on that date and are exercisable cumulatively at the rate of 2,863 for each of the first four years, 3,863 for years five and six and 4,572 in year seven. Options expire ten years from date of grant.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Values. The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, each exercise of stock options during the year ended December 31, 1994 and the year-end value of unexercised options:

                                                  Number of Securities              Value of Unexercised
                                            Underlying Unexercised Options          In-the-Money Options
                Shares                          at Fiscal Year End 1994           at Fiscal Year End 1994
             Acquired on       Value        --------------------------------   ------------------------------
Name         Exercise(#)   Realized($)(1)   Exercisable   Unexercisable        Exercisable (2)  Unexercisable (2)

R. Auhll         -             -              10,000(3)     30,000                 5,000(3)      $15,000

R.B. Thompson   37,000      $337,625            -           20,000                   -           $30,000

F. D'Amelio      3,800       $33,250          15,697        31,932               $107,099        $58,716

D. Zielinski    25,000     $225,000            -            23,750                   -           $35,625

W. Berci        -             -               27,200        20,000               $183,600        $30,000



(1) Excess of market price over exercise price, on the date of exercise.
(2) Excess of $10.75 (market price at year end) over exercise price.
(3) Mr. Auhll also holds warrants to purchase 100,000 shares which were fully exercisable at year end.
    The value of these warrants, computed as in note (2), was 614,000. The warrants were issued in connection with Mr. Auhll's guarantee of certain indebtedness of the Company and not in connection with his performance of services to the Company.

REPORT OF THE COMPENSATION COMMITTEE

  Compensation Principles

     The compensation policies of the Company for all employees, including executive officers, are guided by the following principles:

          Attract, retain and motivate well qualified employees who contribute to the long-term success of the Company.

          Encourage the development and achievement of objectives that enhance long-term shareholder value.

          Relate compensation to the overall success of the Company which includes providing sales growth coupled with sound financial performance, quality products and services for customers,and fostering an environment which enables employees to achieve objectives.

  Executive Compensation Practices

     The Company's executive compensation program consists primarily of cash and equity based elements. Salary and annual awards, if warranted, under the Management Incentive Compensation Program ("MICP") comprise the cash elements. Grants of stock options under the Company's employee stock option plans and participation in the Company's employee stock purchase plan comprise the equity based elements. The Company also provides health and welfare benefits to the named officers through programs that are generally available to all employees. In addition, all Company officers are entitled to have life insurance up to four times their annual base salary.

     The Compensation Committee would consider whether or not the Company will seek to qualify some of its compensation paid to executive officers for an exemption from the compensation deduction cap when it becomes appropriate.

     Cash Components

     It is the Company's intent to provide a compensation program that can attract, motivate and retain high performance executives who are critical to the long-term success of the Company. Salary levels and MICP target levels are established annually for executive officers by the Compensation Committee, after a review of compensation surveys for the medical/dental equipment and supply industry. For 1994, the survey group consisted of 289 publicly traded companies whose sales averaged $434 million and whose principal business was the manufacture or distribution of medical/dental equipment and supplies. Of these companies, 133 are included in the NASDAQ index covering medical stocks (see "Stock Performance Graph"). The Company's cash compensation level is slightly below average competitive levels. Salaries for executive officers are established by evaluating the responsibilities of the position held and the experience of the individual and by reference to the competitive marketplace for executive talent. Accordingly, in April, 1994 salary adjustments for the named officers were set in a manner to bring them closer to the average of comparable companies and to be consistent with average salary adjustment for all Company employees.

     The MICP plan provides for annual awards which are paid after the end of the fiscal year, based on the achievement of pre-established annual increases in specific objectives. The overall MICP program typically has many objectives. The 1994 MICP plan had 125 objectives. For every participant, a target payout is established for each objective and the weighting or value is assigned to each component by the Compensation Committee. Each MICP participant has a unique set of objectives which constitute his or her MICP program. There are also one or two subjective elements in each participant's program. An individual objective has a pre-established minimum performance level before any payment will occur and a maximum performance level where further payment ceases. The range of payouts for each objective is from zero to 200% of a target amount. The Compensation Committee establishes goals for overall growth in sales, gross profit, operating and net income on a Company wide basis. Using these Company wide goals as guidelines, targets are then determined for other business units, and other subsets of sales, gross profit and operating income. Awards are prorated for participation for less than one year. Employees with other commission or bonus arrangements are generally excluded from participation in the MICP plan. The MICP plan may be modified from time to time, or discontinued at the discretion of the Compensation Committee. During 1994, executive officers had six to twelve objectives in their MICP program with each objective having a weight of two to fifty percent of their total program.
The weight of the objectives varied widely among the group depend on the responsibilities of the individual. Actual payouts for the individual MICP programs averaged 100% of target.

     Employees, including executive officers, who participate in the 401(k) plan may receive a Company matching contribution of up to a maximum of 1.5% of their salary per year.

     Equity Based Components

     The Company utilizes equity based compensation in the form of stock options and a 20% matching program for stock purchases under a stock purchase plan for its employees to focus employees and management on creating and enhancing long term shareholder value. The actual value of such equity based compensation correlates directly to the Company's stock price performance.

     Stock options are an essential element of the Company's compensation program. This component is intended to provide a long term incentive for employees to stay with the Company and to motivate them to work toward appreciation in the price of the Company stock over time. One hundred eighty five employees ( or approximately 24 % of all employees) participate in the various employee stock option plans. Stock options are currently outstanding under the 1979 Employee Stock Option Plan, the 1983 Employee Stock Option Plan, which expired in 1989 and 1993 respectively and the 1993 Stock Option Plan (the"1993 Plan").

     In determining the number of shares subject to options being granted to executive officers, the Compensation Committee considers survey data on options granted to executives with comparable positions at comparable companies, the number of shares subject to options previously granted to the executive, the number of unvested shares subject to outstanding options held by the executive (which is an indicator of the retention value of the outstanding options) and an evaluation of the executives individual performance. In 1993, the Compensation Committee focused primarily on the number of vested and unvested shares held by individual officers and stock options held by individuals in comparable positions in other companies to determine the number of options granted to executive officers.

     The options granted in 1994 under the 1993 Plan had an exercise price of not less than the fair market value (the NASDAQ/NMS closing price) of the common stock on the grant date and will only have value if the stock price increases subsequent to the date of grant. In general, these options become exercisable cumulatively at an annual rate of 14.3% of the total shares granted for seven years commencing one year from the date of grant. The 1979, 1983 and 1993 Plans provide for full vesting of options in the event there is a change in control of the Company.

     1994 Chief Executive Compensation

     Mr. Auhll, in his capacity as Chairman of the Board, Chief Executive Officer and President participates in the same compensation programs as the other named officers. The Compensation Committee has based Mr. Auhll's total compensation, including compensation derived from the MICP plan and the stock option plan at a level it believes is competitive with comparably sized medical companies, based on survey data.

     After considering all factors with respect to Mr. Auhll, the committee approved a $237,930 salary for 1994, an increase of 3.0% over his $231,000 salary for the prior year. Mr. Auhll's target bonus for 1994 MICP program was set at $92,000. Mr. Auhll's MICP program consisted of nine objectives covering sales growth, operating performance and financial ratios, each having a weight of two to fifty percent of his total program. Mr. Auhll's bonus program had payouts for individual factors that range from 0% to 171% of the target values for 1994. This resulted in an actual payout of $107,475 or 117% of his target bonus. Mr. Auhll's cash compensation falls 3% above the average cash compensation when compared to the CEOs in the survey group.

     Directors Auhll, Frank and Schulte comprise the Compensation
Committee. Mr. Auhll participates in discussions regarding compensation for executive officers, except discussions regarding the Chief Executive Officer. Mr. Auhll does not serve on the Board of Directors or Compensation Committee of any entity whose executive officers serve on the Board of Directors of Circon
Corporation.

                         Respectfully submitted,



                         Richard A. Auhll
                         Harold R. Frank
                         Rudolf R. Schulte

                          STOCK PERFORMANCE GRAPH

     The following graph shows the cumulative performance for the Company's Common Stock over the last five years compared with the performance of the NASDAQ Composite index (U.S. companies) and an index of NASDAQ-listed companies with standard industrial classification codes beginning with "38" (SIC 3800-3899, Measuring, analyzing, and controlling instruments; photographic, medical and optical goods; watches and clocks), published by the Center for Research in Security Prices, University of Chicago. The price of the Common Stock, and the levels of such indices, on December 31, 1989, have been converted to a base of 100 in the graph. The performance shown is not necessarily indicative of future performance.

     Shareholders interested in obtaining a list of companies included in the industry index may do so by written request to the Company.





                    SUBMISSION OF SHAREHOLDER PROPOSALS

     Individual shareholders of the Company may be entitled to submit proposals which they believe should be voted upon by the shareholders. The Securities and Exchange Commission has adopted regulations which govern the inclusion of such proposals in annual proxy materials.

     If a shareholder desires to have a proposal included in the Proxy Statement and form of Proxy of the Board of Directors for the 1996 Annual Meeting of Shareholders, such proposal must be received by the close of business on January 26, 1996, at the executive offices of the Company, 6500 Hollister Avenue, Santa Barbara, California 93117, Attention: Office of the Secretary.

     Each proponent and each proposal submitted must conform to the applicable proxy rules of the Securities and Exchange Commission concerning the submission, content and form of shareholder proposals.


                            FINANCIAL STATEMENTS

     The Company's 1994 Annual Report to the shareholders, which has been mailed to shareholders with this Proxy Statement, contains audited consolidated financial statements of the Company. Such Annual Report does not constitute a part of the proxy soliciting material. If any shareholder did not receive such Annual Report, we will immediately mail one upon receipt of a request from such shareholder.

      THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST A COPY OF THE ANNUAL REPORT ON FORM 10-K,
INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF
EXHIBITS.  REQUESTS SHOULD BE SENT TO SHAREHOLDER RELATIONS:

      Circon Corporation
      6500 Hollister Avenue
      Santa Barbara, CA 93117


                    VOTING OF PROXIES AND OTHER MATTERS

     Properly executed and returned proxies, unless revoked, will be voted as directed by the shareholders or in the absence of such direction, will be voted for the election of the Director Nominees to the Board of Directors and in favor of ratification of the selection of independent auditors.

     Management does not know of any other matters which will come before the Annual Meeting. However, if any other matter should come before the Annual Meeting or any adjournment thereof, the proxies will be voted in the manner directed by the Board of Directors.

                    By Order of the Board of Directors,


                    DANIEL J. MEANEY. JR.
                    Vice President and Secretary

 CIRCON CORPORATION  PROXY FOR  1995 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned appoints R. A. Auhll and R. B. Thompson, and each of them, proxies with full power of substitution, to vote all shares of Common Stock of Circon Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Circon Corporation to be held on June 1, 1995, at 2:00 p.m. at Four Seasons Biltmore Hotel, 1260 Channel Drive, Santa Barbara, California, upon the following matters:

1.   Election of Director:
       FOR Nominee Rudolph R. Schulte   WITHHOLD Authority to Vote
                                        for  Nominee Rudolph  R. Schulte
 2. Proposal to amend the 1993 Stock Option Plan to increase the number of shares authorized for issuance under the provisions of the Plan (1,000,000 shares)
            FOR                 AGAINST                 ABSTAIN
 3.  Proposal to approve the Circon Corporation 1995 Director's Stock
     Option Plan
            FOR                 AGAINST                 ABSTAIN
 4. Proposal to amend the Company s Certificate ofIncorporation to require all shareholder action to be taken at a Shareholders Meeting
            FOR                 AGAINST                 ABSTAIN
 5.  Proposal to recommend that the Board of Directors declare a dividend
             FOR                AGAINST                ABSTAIN
 6. Ratification of the selection of Arthur Andersen LLP as independent certified public accountants for the Company
             FOR                AGAINST                ABSTAIN

               (Continued and to be signed on reverse side)








     In their discretion, the proxies are authorized to vote upon such other matters which may properly come before the meeting or any adjournment or adjournments thereof.

     This proxy will be voted as directed or, if no contrary direction is indicated, will be voted for the Director, the manner recommended by the Board of Directors on matters (2) through (6) above and as said proxies deem advisable on such other matters as may come before the meeting.







Dated_________________________,  1995


___________________________________

___________________________________
This  signature should conform to your
name as printed hereon and returned
promptly in the enclosed envelope.
Persons signing as fiduciaries should so indicate. Co-owners should all sign.


THIS   PROXY   IS   SOLICITED   ON   BEHALF   OF   THE   BOARD   OF
DIRECTORS.